EXHIBIT 10.7

LINDA V. TIANO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of December 27, 2006 (the “Effective Date”) and amended and restated as of December 3, 2008, by and between Health Net, Inc., a Delaware corporation (the “Company”), with its principal place of business located at 21650 Oxnard Street, Woodland Hills, California 91367, and Linda V. Tiano (“Executive”).

RECITALS

WHEREAS, the Company and Executive are party to an Employment Agreement dated December 27, 2006 (the “Prior Agreement”); and

WHEREAS, the Company and Executive desire to amend and restate the Prior Agreement to conform it to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and Internal Revenue Service guidance thereunder.

NOW, THEREFORE, in consideration of the following covenants, conditions and promises contained herein, and other good and valuable consideration, the Company and Executive hereby agree as follows:

1. Duties and Salary.

A. Duties. Executive’s employment with the Company shall commence on February 1, 2007 and Executive’s title will be Senior Vice President, General Counsel & Secretary, but may be changed at the discretion of the Company to a title that reflects a similarly senior executive position. Executive shall report directly to Jay Gellert, President and Chief Executive Officer of the Company, but Executive’s reporting relationship may be changed from time to time at the discretion of the Company. Executive’s duties and responsibilities are to provide executive leadership, infrastructure, processes and management of the Company’s legal organization, but the Company reserves the right to assign Executive other duties as needed and to change Executive’s duties from time to time on reasonable notice, based on Executive’s skills and the needs of the Company.

B. Salary. Executive will be paid an annual base salary of $500,000, which salary will be paid on a pro-rated bi-weekly basis, less applicable withholdings (“Base Salary”), covering all hours worked. Generally, Executive’s Base Salary will be reviewed annually, but the Company reserves the right to change Executive’s compensation from time-to-time. Pursuant to the charter of the Compensation Committee of the Company’s Board of Directors (the “Committee”), any adjustment to Executive’s compensation must be made with the approval of the Committee and, in the event that Executive constitutes one of the top two (2) highest paid executive officers of the Company, with the ratification of the Company’s Board of Directors.

C. Engagement Bonus. In addition, you will receive an engagement bonus in the amount of $200,000 payable within thirty (30) days of your effective date of employment. You must be actively employed and on the Company payroll at the time the bonus is paid. If you voluntarily terminate your employment with the Company or the Company terminates your employment for cause within the first twenty-four (24) months of employment, you will be required to repay a prorated portion of the engagement bonus to the Company based on the number of months employed by the Company.

D. Disclosure of Personal Compensation Information. As an “executive officer” of the Company (as such term is defined in the rules and regulations of the Securities and Exchange Commission (“SEC”)), information regarding Executive’s employment arrangements with the Company, including, among other things, the terms of this Agreement and any stock option agreement, restricted stock agreement, restricted stock unit agreement and/or severance agreement Executive enters into with the Company from time to time (collectively, “Personal Compensation Information”), may be disclosed in filings with the SEC, the New York Stock Exchange (“NYSE”) and/or other regulatory organizations upon the occurrence of certain triggering events. Such triggering events include, but are not limited to, the execution of this Agreement and any amendments thereto, changes in Executive’s Base Salary, any annual incentive payment (whether in the form of cash or equity) awarded to Executive (in the past or after the date hereof), and the establishment of performance goals under the Company’s incentive plans. Executive’s execution of this Agreement will serve as Executive’s acknowledgement that Executive’s Personal Compensation Information may be publicly disclosed from time to time in filings with the SEC, NYSE or otherwise as required by applicable law.

2. Adjustments and Changes in Employment Status. Executive understands that the Company reserves the right to make personnel decisions regarding Executive’s employment, including, but not limited to, decisions regarding any promotion, salary adjustment, transfer or disciplinary action, up to and including termination, consistent with the needs of the business of the Company.

3. Protection of Proprietary and Confidential Information. Executive agrees that Executive’s employment creates a relationship of confidence and trust with the Company with respect to Proprietary and Confidential Information (as defined below) of the Company learned by Executive during Executive’s employment.

A. Executive agrees not to directly or indirectly use or disclose any of the Proprietary and Confidential Information of the Company or any of its affiliates at any time except in connection with the services Executive provides to such entities. “Proprietary and Confidential Information” shall mean trade secrets, confidential knowledge, data or any other proprietary or confidential information of the Company or any of its affiliates, or of any customers, members, employees or directors of any of such entities, but shall not include any information that (i) was publicly known and made generally available in the public domain prior to the time of disclosure to Executive by the Company or (ii) becomes publicly known and made generally available after disclosure to Executive by the Company. By way of illustration but not limitation, “Proprietary and Confidential Information” includes: (i) trade secrets, documents, memoranda, reports, files, correspondence, lists and other written and graphic records affecting or relating to any such entity’s business; (ii) confidential marketing information including without limitation marketing strategies, customer and client names and requirements, services, prices, margins and costs; (iii) confidential financial information; (iv) personnel information (including without limitation employee compensation); and (v) other confidential business information.

B. Executive further agrees that at all times during Executive’s employment and thereafter, Executive will keep in confidence and trust all Proprietary and Confidential Information, and that Executive will not use or disclose any Proprietary and Confidential Information or anything related to such information without the written consent of the Company, except as may be necessary in the ordinary course of performing Executive’s duties to the Company.

C. All Company property, including, but not limited to, Proprietary and Confidential Information, documents, data, records, apparatus, equipment and other physical property, whether or not pertaining to Proprietary and Confidential Information, provided to Executive by the Company or any of its affiliates or produced by Executive or others in connection with Executive’s providing services to the Company or any of its affiliates shall be and remain the sole property of the Company or its affiliates (as the case may be) and shall be returned promptly to such appropriate entity as and when requested by such entity. Executive shall return and deliver all such property upon termination of Executive’s employment, and Executive may not take any such property or any reproduction of such property upon such termination.

D. Executive recognizes that the Company and its affiliates have received and in the future will receive information from third parties which is private, proprietary or confidential information subject to a duty on such entity’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees that during Executive’s employment, and thereafter, Executive owes such entities and such third parties a duty to hold all such private, proprietary or confidential information received from third parties in the strictest confidence and not to disclose it, except as necessary in carrying out Executive’s work for such entities consistent with such entities’ agreements with such third parties, and not to use it for the benefit of anyone other than for such entities or such third parties consistent with such entities’ agreements with such third parties.

E. Executive’s obligations under this Section 3 shall continue after the termination of Executive’s employment and any breach of this Section 3 shall be a material breach of this Agreement.

4. Drug Screening; Background Check; Physical Exam.

A. Drug Screening. The Company reserves the right to terminate Executive in the event Executive does not pass the Company’s drug screening test.

B. Background Check. The Company reserves the right to terminate Executive in the event the background check conducted by the Company on Executive is not satisfactory to the Company in the Company’s sole discretion.

C. Physical Exam. Executive will be required, on an annual basis, to undergo a physical examination and to send evidence that Executive has undergone such exam (but in no case the results of such exam) to the Senior Vice President of Organizational Effectiveness. The Company shall reimburse Executive for any out-of-pocket expenses relating to the physical examination that are not otherwise covered by Executive’s health insurance plan.

5. Immigration Documentation. Executive’s employment is contingent on Executive’s ability to prove Executive’s identity and authorization to work in the United States for the Company. Executive must comply with the Immigration and Naturalization Service’s employment verification requirements.

6. Representations and Warranties of Executive.

A. No Violation; No Conflicts. Executive represents and warrants to the Company that the entering into of this Agreement and Executive’s performance of Executive’s duties hereunder, will not violate any agreements with, or trade secrets of, any other person or entity. Executive further represents and warrants that Executive does not have any relationship or commitment to any other person or entity that might be in conflict with Executive’s obligations to the Company under this Agreement, including but not limited to outside employment, sales broker relationships, investments or business activities. Executive understands and agrees that while employed by the Company Executive is expected to refrain from engaging in any outside activities that might be in conflict with the business interests of the Company. In addition, Executive represents and warrants to the Company that Executive has not shared with or disclosed to, and will not share with or disclose to, the Company any proprietary or confidential information of Executive’s previous employers or any other third party.

B. Legal Proceedings. Executive represents and warrants to the Company that Executive has not been arrested, indicted, convicted or otherwise involved in any criminal or civil action or legal matter that could affect Executive’s ability to perform Executive’s duties hereunder or that may have a negative impact on the Company, its reputation or its operations. Executive agrees, to the extent permitted by applicable law, to notify the Company’s Senior Vice President of Organizational Effectiveness immediately in the event that Executive becomes party to any criminal or civil action or other legal matter in the future that could have an affect on the foregoing representation.

7. Executive Benefits.

A. Employee Benefit Programs. Executive shall be eligible to participate in the Company’s various employee benefit programs and plans in place from time to time as long as Executive remains employed by the Company and Executive meets the applicable participation requirements. These benefit programs and plans include paid time off (“PTO”), holidays, group medical, dental, vision, term life, and short and long term disability insurance and participation in the Company’s 401(k) plan, tuition reimbursement plan and deferred compensation plan. The Company or its subsidiaries or affiliates may modify, terminate or amend any benefit or plan in its discretion, retroactively or prospectively, subject only to applicable law.

B. Required Insurance. Executive will be covered by workers’ compensation insurance and state disability insurance, as required by state law.

C. Financial Counseling Allowance. Executive will be entitled to be reimbursed up to the amount of $5,000 per year for documented costs incurred for personal financial counseling services provided to Executive, including tax preparation, as long as Executive remains employed by the Company.

D. Incentive Bonus. Executive will be eligible to participate in the Health Net, Inc. Executive Incentive Plan (“EIP”) in accordance with the terms of the EIP, which provides Executive with a target opportunity to earn each plan year up to 70% of Executive’s Base Salary as additional compensation according to the terms of the actual EIP documents. The bonus payment will range from 0% to 200% of target depending upon the actual results achieved, and specific, individually tailored measures will be established by the Company that must be achieved by Executive in order for Executive to be eligible to receive bonus payments for a given plan year. It is understood that the Committee and the Company will award bonus amounts, if any, as it deems appropriate consistent with the guidelines of the EIP.

E. Relocation Benefits. Executive’s relocation will be covered under the Company’s Relocation Policy currently in effect. All relocation expenses not deductible under IRS regulations, except the miscellaneous spending allowance, will be “grossed up” for income tax purposes at the supplemental federal tax rate and applicable state tax liability.

F. Expenses. Subject to and in accordance with the Company’s written policies for business and travel expenses, Executive will receive reimbursement for all business travel and other out-of-pocket expenses reasonably incurred by Executive in the performance of Executive’s duties pursuant to this Agreement.

8. Equity Grants.

A. Initial Equity Grant. As of Executive’s first date of employment, Executive will be granted a non-qualified stock option (the “Stock Option”) to purchase 50,000 shares of Common Stock of the Company (the “Common Stock”) which will vest and become exercisable at the rate of one-fourth of the shares on each, first through fourth, anniversary of the grant. All Stock Options granted to Executive will be granted under one of the Company’s Long-Term Incentive Plans and will be subject to the terms and conditions set forth in such plan and the agreement executed in connection with such grant.

In addition, as of Executive’s first date of employment, Executive will be granted 25,000 restricted stock units of the Company’s Common Stock (the “RSUs”) which will vest and become non-forfeitable at the rate of one-half of the shares covered on the third and fourth anniversary of the grant. The RSUs granted to Executive will be granted under one of the Company’s Long-Term Incentive Plans in accordance with and subject to the terms and conditions set forth in such plan and the agreement executed in connection with such grant.

B. Future Equity Grants. Any future equity grants made to Executive will be granted under one of the Company’s Long-Term Incentive Plans, and will be subject to the terms of such plan and of the agreement executed in connection with such grant. Any future equity grants to Executive will be made at the discretion of the Committee.

C. Company Stock Ownership Requirement. In accordance with the Executive Officer Stock Ownership Policy adopted by the Board of Directors of the Company (the “Executive Stock Ownership Policy”), Executive is required to own shares of Common Stock of the Company having a value of one times (1x) Executive’s Base Salary in effect from time to time pursuant to this Agreement (the “Stock Ownership Requirement”). The number of shares of Common Stock Executive is required to own will be calculated based on the average NYSE closing price per share of the Company’s Common Stock (as adjusted for stock splits and similar changes to the Common Stock) for the most recently completed fiscal year of the Company.

Using Executive’s current salary of $500,000 and a stock price of $39.3033, which is the average closing price per share of the Company’s Common Stock as of December 31, 2005, Executive’s current stock ownership requirement is 12,722 (“Target Amount”). The Target Amount is subject to change from time to time based on (1) changes in the average closing sales price of the Company’s Common Stock on an annual basis and (2) any changes in Executive’s Base Salary made pursuant to and in accordance with Section 1A of this Agreement. Any shares of Company Common Stock that Executive owns, and any restricted stock units or shares of restricted stock of the Company that Executive owns and have vested count toward the Target Amount. Stock options, unvested restricted stock units, unvested shares of restricted stock and shares of Common Stock gifted to others do not count toward the Target Amount. Under the Executive Stock Ownership Policy, Executive will have until four years from the Effective Date to comply with the Stock Ownership Requirement.

The Committee expects that Executive will make reasonable progress toward Executive’s Stock Ownership Requirement. Executive will be notified on an annual basis of any changes in Executive’s Target Amount.

9. Term of Employment. Executive’s employment with the Company is at the mutual consent of Executive and the Company. Nothing in this Agreement is intended to guarantee Executive’s continuing employment with the Company or employment for any specific length of time. Accordingly, either Executive or the Company may terminate the employment relationship at any time, with or without advance notice and with or without “Cause” (as defined below). Upon termination of Executive’s employment for any reason, in addition to any other payments that may be payable to Executive hereunder, Executive (or Executive’s beneficiaries or estate) will be paid (in each case to the extent not theretofore paid) within thirty (30) days following Executive’s date of termination (or such shorter period that may be required by applicable law): (a) Executive’s annual Base Salary through the date of termination, (b) any compensation previously deferred by Executive (together with any interest and earnings therein), (c) accrued but unused PTO, (d) reimbursable expenses incurred by Executive prior to the termination date and (e) amounts under any other compensatory plan, arrangement or program payment to which Executive may be entitled. This Agreement constitutes a final and fully binding integrated agreement with respect to the at-will nature of the employment relationship.

10. Termination of Employment/Severance Pay.

A. Termination Without Cause Not Following Change in Control. If Executive’s employment is terminated by the Company without “Cause” (as defined in Section 10(D) below) at any time that is not within two (2) years after a “Change in Control” (as defined below) of Health Net, Inc., Executive will be entitled to receive, within thirty (30) days following the termination of Executive’s employment, provided Executive signs a Separation Agreement, Waiver and Release of Claims substantially in the form attached hereto as Exhibit A, which is incorporated into this Agreement by reference, (i) a lump sum cash payment equal to twenty-four (24) months of Executive’s Base Salary in effect immediately prior to the date of Executive’s termination, and (ii) the continuation of Executive’s medical, dental and vision benefits (as maintained for Executive’s benefit immediately prior to the date of Executive’s termination) (the “Benefits”) for Executive and Executive’s dependents for a period of six (6) months following the effective date of Executive’s termination, and (iii) the continuation, under COBRA, of Executive’s Benefits for Executive and Executive’s dependents for a period of eighteen (18) months, with premium payments paid by the Company on Executive’s behalf, provided, that Executive properly elects to continue those benefits under COBRA.

For purposes of this Agreement, “Change in Control” is defined as any of the following which occurs subsequent to the effective date of Executive’s employment:

(i) Any person (as such term is defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), corporation or other entity (other than Health Net, Inc. or any of its subsidiaries, or any employee benefit plan sponsored by Health Net, Inc. or any of its subsidiaries) is or becomes the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) of securities of Health Net, Inc. representing twenty percent (20%) or more of the combined voting power of the outstanding securities of Health Net, Inc. which ordinarily (and apart from rights accruing under special circumstances) have the right to vote in the election of directors (calculated as provided in paragraph (d) of such Rule 13d-3 in the case of rights to acquire Health Net, Inc.’s securities) (the “Securities”);

(ii) As a result of a tender offer, merger, sale of assets or other major transaction, the persons who are directors of Health Net, Inc. immediately prior to such transaction cease to constitute a majority of the Board of Directors of Health Net, Inc. (or any successor corporations) immediately after such transaction;

(iii) Health Net, Inc. is merged or consolidated with any other person, firm, corporation or other entity and, as a result, the shareholders of Health Net, Inc., as determined immediately before such transaction, own less than eighty percent (80%) of the outstanding Securities of the surviving or resulting entity immediately after such transaction:

(iv) A tender offer or exchange offer is made and consummated for the ownership of twenty percent (20%) or more of the outstanding Securities of Health Net, Inc.;

(v) Health Net, Inc. transfers substantially all of its assets to another person, firm, corporation or other entity that is not a wholly-owned subsidiary of Health Net, Inc.; or

(vi) Health Net, Inc. enters into a management agreement with another person, firm, corporation or other entity that is not a wholly-owned subsidiary of Health Net, Inc. and such management agreement extends hiring and firing authority over Executive to an individual or organization other than Health Net, Inc.

B. Termination Without Cause or For Good Reason Following Change in Control. If at any time within two (2) years after a Change in Control of Health Net, Inc. Executive’s employment is terminated by the Company without Cause or Executive terminates

Executive’s employment for “Good Reason” (as defined below) (by giving the Company at least fourteen (14) days prior written notice of the effective date of termination), then Executive will be entitled to receive, within thirty (30) days following the termination of Executive’s employment, provided Executive signs a Separation Agreement, Waiver and Release of Claims substantially in the form attached hereto as Exhibit A, which is incorporated into this Agreement by reference, (i) a lump sum payment equal to thirty-six (36) months of Executive’s Base Salary in effect immediately prior to the date of Executive’s termination, and (ii) the continuation of Executive’s Benefits for eighteen (18) months following Executive’s date of termination, and (iii) and after expiration of such eighteen (18) months Benefits continuation period, the continuation, under COBRA, of Benefits for Executive and Executive’s dependents for a period of eighteen (18) months following the effective date of Executive’s termination with premium payments made by the Company on Executive’s behalf, provided, that Executive properly elects to continue those benefits under COBRA, and provided, further, that in the event the Company requests, in writing, prior to such voluntary termination by Executive for Good Reason that Executive continue in the employ of the Company for a period of time up to 90 days following such Change in Control, then Executive shall forfeit such severance allowance if Executive voluntarily leaves the employ of the Company prior to the expiration of such period of time.

For purposes of this Agreement, the term “Good Reason” means any of the following which occurs, without Executive’s consent, within two (2) years following the effective date of a Change in Control as defined above:

(i) A substantial reduction in the scope of Executive’s authority, duties or responsibilities with the Company, except in connection with the termination of Executive’s employment for Disability (as defined below), normal retirement or Cause or by Executive voluntarily other than for Good Reason;

(ii) A material reduction by the Company in Executive’s base compensation (i.e., Executive’s Base Salary and/or annual target bonus) as in effect immediately prior to any such reduction;

(iii) A relocation of Executive to a work location more than fifty (50) miles from Executive’s work location immediately prior to such proposed relocation; provided that such proposed relocation results in a materially greater commute for Executive based on Executive’s residence immediately prior to such relocation; or

(iv) The failure of the Company to obtain an assumption agreement from any successor contemplated under Section 14 of this Agreement;

provided, however, that Executive must provide notice to the Company of the existence of the condition described above within ninety (90) days of the initial existence of the condition, upon the notice of which the Company has thirty (30) days during which it may remedy the condition, in accordance with Treasury Regulation Section 1.409A-1(n)(2)(ii).

C. Voluntary Termination. Notwithstanding anything to the contrary in this Agreement, whether express or implied, Executive may at any time terminate Executive’s employment for any reason by giving the Company fourteen (14) days prior written notice of the effective date of termination. In the event that Executive voluntarily terminates employment with the Company (except for Good Reason within two (2) years after a Change in Control of Health Net, Inc.), then Executive shall not be eligible to receive any payments or continuation of Benefits set forth in this Section 10).

D. Termination by the Company for Cause. The Company may terminate Executive’s employment for Cause at any time with or without advance notice. In the event of such termination, Executive will not be eligible to receive any of the payments set forth in Section 10(A) or 10(B) above. For purposes of this Agreement, a termination for “Cause” is defined as: (i) an act of dishonesty causing harm to the Company or any of its affiliates, (ii) the knowing unauthorized disclosure of confidential information relating to the business of the Company or any of its affiliates, (iii) habitual drunkenness or narcotic drug addiction, (iv) conviction of a felony or a misdemeanor involving moral turpitude, (v) willful refusal to perform or gross neglect of the duties assigned to Executive, (vi) the willful breach of any law that, directly or indirectly, affects the Company or any of its affiliates, (vii) a material breach by Executive following a Change in Control of those duties and responsibilities of Executive that do not differ in any material respect from Executive’s duties and responsibilities during the 90-day period immediately prior to such Change in Control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on Executive’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company or any of its affiliates and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach, or (viii) breach of Executive’s obligations hereunder (or under any Company policy) to protect the proprietary and confidential information of the Company or any of its affiliates.

E. Termination Due to Death or Disability. In the event that Executive’s employment is terminated at any time due to death or “Disability” (as defined below), Executive (or Executive’s beneficiaries or estate) shall be entitled to receive, provided Executive (or Executive’s beneficiaries or estate, as applicable) signs a Separation Agreement, Waiver and Release of Claims substantially in the form attached hereto as Exhibit A, which is incorporated into this Agreement by reference, (i) continuation of Executive’s Benefits for a period of twelve

(12) months from the date of termination and (ii) a lump sum payment equal to twelve (12) Executive’s Base Salary in effect immediately prior to the date of Executive’s termination, to be paid within thirty (30) days following Executive’s termination of employment. For purposes of this Agreement, a termination for “Disability” shall mean a termination of Executive’s employment due to Executive’s absence from Executive’s duties with the Company on a full-time basis for at least 180 consecutive days as a result of Executive’s incapacity due to physical or mental illness.

F. Withholding. All payments required to be made by the Company hereunder to Executive or Executive’s estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

11. Restrictive Covenants.

A. Non-Competition. Executive hereby agrees that, during (i) the six (6)-month period following a termination of Executive’s employment with the Company that entitles Executive to receive severance benefits under this Agreement or a written agreement with or policy of the Company or (ii) the twelve (12)-month period following a termination of Executive’s employment with the Company that does not entitle Executive to receive such severance benefits (the period referred to in either clause (i) or (ii), the “Restricted Period”), Executive shall not undertake any employment or activity (including, but not limited to, consulting services) with a Competitor (as defined below) in any geographic area in which the Company or any of its affiliates operate (the “Market Area”), where the loyal and complete fulfillment of the duties of the competitive employment or activity would call upon Executive to reveal, to make judgments on or otherwise use or disclose any confidential business information or trade secrets of the business of the Company or any of its affiliates to which Executive had access during Executive’s employment with the Company. For purposes of this Section, “Competitor” shall refer to any health maintenance organization or insurance company that provides managed health care or related services similar to those provided by the Company or any of its affiliates.

B. Non-Solicitation. In addition, Executive agrees that, during the applicable Restricted Period following termination of Executive’s employment with the Company, Executive shall not, directly or indirectly, (i) solicit, interfere with, hire, offer to hire or induce any person, who is or was an employee of the Company or any of its affiliates at the time of such solicitation, interference, hiring, offering to hire or inducement, to discontinue his/her relationship with the Company or any of its affiliates or to accept employment by, or enter into a business relationship with, Executive or any other entity or person or (ii) solicit, interfere with or otherwise contact any customer or client of the Company or any of its affiliates.

C. Modification of Restrictions. It is hereby further agreed that if any court of competent jurisdiction shall determine that the restrictions imposed in this Section 13 are unreasonable (including, but not limited to, the definition of Market Area or Competitor or the time period during which this provision is applicable), the parties hereto hereby agree to any restrictions that such court would find to be reasonable under the circumstances.

D. Injunction Rights. Executive also acknowledges that the services to be rendered by Executive to the Company are of a special and unique character, which gives this Agreement a peculiar value to the Company or any of its affiliates, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a material breach or threatened breach by Executive of any of the provisions contained in this Section 11 will cause the Company or any of its affiliates irreparable injury. Executive therefore agrees that the Company may be entitled, in addition to the remedies set forth above in this Section 11 and any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining Executive from any such violation or threatened violations.

12. Potential Tax Consequences for “Parachute” Payments.

A. Tax Gross-Up. Notwithstanding any other provisions of this Agreement, in the event that (i) any payment or distribution by the Company to or for Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) (all such payments and distributions, including the severance payments and benefits provided for in Section 10 hereof (the “Severance Payments”), being hereinafter called (“Total Payments”) would be subject (in whole or part) to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision enacted under the Code or any interest or penalties (to the extent permitted under Treasury Regulation Section 1.409A-3(i)(1)(v)) are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”) and (ii) the amount of such Total Payments subject to such Excise Tax exceeds $50,000, then the Company shall pay to Executive an additional cash payment (the “Tax Gross-Up”) so that after receipt of such Tax Gross-Up, the payment of any additional federal, state and local income taxes on such Tax Gross-Up amount and the payment of any Excise Taxes, Executive shall receive such net amount of Total Payments equal to the amount that Executive would have received if no Excise Tax was due. If the amount of Total Payments subject to the Excise Tax does not exceed $50,000, then the Tax-Gross-Up shall not be paid and the Severance Payments shall be reduced (if necessary, to zero) to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax.

B. Accounting Firm Determination. All determinations required to be made under this Section 12, including whether and when a Tax Gross-Up is required and the amount of such Tax Gross-Up and the assumptions to be utilized in arriving at such determination, shall be made by the public accounting firm that, immediately prior to the Change in Control, was the Company’s independent auditor (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that Executive has received Total Payments, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Tax Gross-Up, as determined pursuant to this Section 12, shall be paid by the Company to Executive within five (5) days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, then the Accounting Firm shall furnish to Executive a written opinion that failure to report the Excise Tax on Executive’s applicable federal income tax return would not result in the imposition of any tax assessment or a negligence or similar penalty. As a result of any uncertainty in the application of Section 4999 of the Code at the time of the determination by the Accounting Firm hereunder, it is possible that Tax Gross-Up which will not have been made by the Company should have been made (“Underpayment”),or that amount of the Tax Gross-Up will exceed the amount required under Section 12(A) (“Overpayment”). In the event that the Accounting Firm shall determine that an Underpayment or Overpayment has occurred, either Executive or the Company, as applicable, shall promptly reimburse the other for the amount of such Underpayment or Overpayment that has occurred

C. Notifications. Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Tax Gross-Up. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to Total Payments.

D. Payment Calculator. At the time that payments are made under this Section 12, the Company shall provide Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from tax counsel, the Accounting Firm or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

13. Successors; Binding Agreement.

A. Survival Following Merger, Consolidation or Asset Transfer. This Agreement shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

B. Survivor’s Assumption of Agreement. The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in this Section 13, it will cause any successor or transferee to unconditionally assume, by written instrument delivered to Executive (or Executive’s beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such merger, consolidation or transfer of assets shall entitle Executive to compensation and other benefits from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive’s employment were terminated without Cause. For purposes of implementing the foregoing, the date on which any such merger, consolidation or transfer becomes effective shall be deemed the date of termination.

C. Enforceability. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive’s estate.

14. Company Policies. Executive’s employment with the Company is subject to the terms and conditions contained in the Company’s Associate Policies located on HR Link, which can be accessed through the Company’s intranet site, as in effect from time to time (the “Associate Policies”), the content of which is incorporated by reference herein. Executive shall be required to read, understand and comply with the Associate Policies.

15. Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected and the parties shall use their best efforts to find an alternative way to achieve the same result.

16. Integrated Agreement. This Agreement supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein. It constitutes the full, complete and exclusive agreement between Executive and the Company with respect to the subject matters herein. This Agreement cannot be changed unless in writing, signed by Executive and the Chief Executive Officer of the Company and approved by the Board of Directors of the Company (or the Committee, if permitted by the Committee’s charter). The Company acknowledges and agrees that nothing contained herein shall be deemed to supercede, amend or otherwise modify the terms of the Indemnification Agreement dated December 27, 2006 between Executive and the Company.

17. Waiver. No waiver of any default hereunder shall operate as a waiver of any subsequent default. Failure by either party to enforce any of the terms or conditions of this Agreement, for any length of time or from time to time, shall not be deemed to waive or decrease the rights of such party to insist thereafter upon strict performance by the other party.

18. Notices. All notices and communications required or permitted hereunder shall be in writing and shall be deemed given (a) if delivered personally, (b) one (1) business day after being sent by Federal Express or a similar commercial overnight service, or (c) three (3) business days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to the Company:	Health Net, Inc.
21650 Oxnard Street, 22nd Floor
Woodland Hills, CA 91367
Attention: General Counsel

If to the Executive:	Linda V. Tiano

19. Governing Law. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which other provisions shall remain in full force and effect.

20. Survival and Enforcement. Sections 3, 9, 10, 11, 12 and 13 of this Agreement and any rights and remedies arising out of this Agreement shall survive and continue in full force and effect in accordance with the respective terms thereof, notwithstanding any termination of this Agreement or Executive’s employment. The parties agree that the Company would be damaged irreparably in the event any provision of Sections 3, 11, 12 and 13 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Therefore, the Company or its successors or assigns shall be entitled in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).

21. Acknowledgement. Executive acknowledges that Executive has had the opportunity to discuss the content of this Agreement with and obtain advice from Executive’s attorney, have had sufficient time to and have carefully read and fully understood all of the provisions of this Agreement, and Executive is knowingly and voluntarily entering into this Agreement. Executive further acknowledges that Executive is obligated to become familiar with and comply at all times with all written policies of the Company.

22. Section 409A of the Internal Revenue Code.

A. It is the intention of the Company and Executive that this Agreement not result in unfavorable tax consequences to Executive under Section 409A of the Code, and the Treasury Regulations and Internal Revenue Service guidance promulgated thereunder (“Section 409A”) and the Agreement shall be interpreted as to so comply with, or be exempt from, Section 409A. Notwithstanding anything to the contrary herein, the Company and Executive agree to the provisions set forth in this Section 22 in order to comply with, or be exempt from, the requirements of Section 409A.

B. Notwithstanding anything herein to the contrary, Executive shall not be considered to have terminated employment unless such termination constitutes a “separation from service” with respect to Executive, as defined in Treasury Regulation Section 1.409A-1(h).

C. If Executive is a “specified employee” (as determined under the Company’s Specified Employee Policy, or, in the absence of such policy, within the meaning of Section 409A) with respect to the Company, any non-exempt non-qualified deferred compensation subject to Section 409A and otherwise payable to or in respect of Executive in connection with Executive’s Termination pursuant to this Agreement shall be delayed until the earliest date upon which such amounts may be paid without being subject to taxation under Section 409A. Any amount, the payment or benefit of which is delayed by application of the preceding sentence, shall be paid as soon as possible following the expiration of such period.

D. All incentive bonus payments described in Section 7(D) shall be paid to Executive, to the extent earned, in no event later than the last day of the “applicable 2  1/2 month period”, as such term is defined in Treasury Regulation Section 1.409A-1(b)(4)(i)(A) with respect to such payment’s treatment as a “short-term deferral” for purposes of Section 409A.

E. With respect to the Company’s reimbursement obligations and provision of in-kind benefits under Sections 7(C) and 7(E) hereof, and the provision of Benefits to Executive, (i) in no event shall any such reimbursements or in-kind benefits be made or provided later than the last day of Executive’s taxable year following the taxable year in which the fee or expense was incurred or the tax payment was made, as applicable, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during Executive’s taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Executive, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv).

F. The Tax Gross-Up payment, if any, provided under Section 12 and the tax gross-up, if any, provided under Section 7(E) shall be provided in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(v), including that such gross-up payments shall be paid by the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the related taxes to the relevant taxing authority. To the extent required by Section 409A, any tax gross-up payment made with respect to any payment that is non-exempt non-qualified deferred compensation (within the meaning of Section 409A) which is subject to Section 409A shall be payable only upon Executive’s “separation from service” (as defined above) and subject to Section 22(C).

G. The Company and Executive agree to cooperate in good faith in an effort to comply with Section 409A. Under no circumstances shall the Company be responsible for any taxes, penalties, interest or other losses or expenses incurred by the Executive due to any failure to comply with Section 409A. To the extent payments and benefits under this Agreement are subject to Section 409A, and such payments and benefits do not so comply, the Company shall amend this Agreement, or take such other actions as the Company deems reasonably necessary or appropriate, to comply with Section 409A. If any provision of the Agreement would cause such payments and benefits to fail to so comply, such provision shall not be effective and shall be null and void with respect to such payments or benefits, and such provision shall otherwise remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date set forth above.

Executive		Health Net, Inc.

By:	/s/ Linda V. Tiano	By:	/s/ Jay Gellert
	Linda V. Tiano		Jay Gellert
	Senior Vice President and General Counsel		President and Chief Executive Officer

cc:	Karin Mayhew
Debbie J. Colia/Linda Tiano Personnel File

EXHIBIT A

[FORM OF SEPARATION AGREEMENT, WAIVER AND RELEASE OF CLAIMS]

This SEPARATION AGREEMENT, WAIVER AND RELEASE OF CLAIMS (this “Separation Agreement and Release”) is made and entered into as of the dates set forth on the signature pages hereto by and between Health Net, Inc. and its affiliates and subsidiaries (hereinafter referred to as the “Company”) and [EXECUTIVE NAME] (hereinafter referred to as the “Executive”).

WHEREAS, the Company and Executive are parties to an Employment Agreement dated as of [DATE] (the “Employment Agreement”) and are entering into this Separation Agreement and Release as a condition to Executive’s receipt of a severance payment thereunder (capitalized terms used but not defined herein shall have the meanings set forth in the Employment Agreement).

NOW, THEREFORE, the Company and Executive agree as follows:

1.	Executive’s employment with the Company will terminate on [TERM DATE ] (the “Termination Date”). Upon termination of employment, Executive will not represent to anyone that he is an employee of the Company and will not say or do anything purporting to bind the Company. Upon Executive’s termination of employment, Executive shall be deemed to have resigned from all other positions with the Company, if any, held by Executive.

2.	Executive’s termination of employment with the Company shall be considered a [DESCRIBE TYPE OF TERMINATION] under the Employment Agreement, and Executive is therefore eligible to receive [DESCRIBE PAYMENTS AND OTHER BENEFITS TO BE RECEIVED (SEVERANCE, BENEFIT CONTINUATION/COBRA, ETC.].

3.	Executive acknowledges that all unused accrued vacation and unused personal absence time will be paid in Executive’s final regular paycheck in keeping with the Company’s policy and practice or such shorter time as may be required by applicable law. Executive further acknowledges that no further vacation/paid-time-off or other benefits will accrue after the Termination Date.

4.	Executive’s participation in all Company employee benefit plans as an active employee shall cease on the Termination Date, and Executive shall not be eligible to make contributions to or to receive Company matching contributions under the Health Net, Inc. 401(k) Associate Savings Plan, or to make any deferrals pursuant to any deferred compensation plan of the Company after the Termination Date (it being understood that Executive shall be entitled to all vested benefits accrued as of the date hereof under the Company’s 401(k) Savings Plan and any deferred compensation plan). If, immediately prior to the Termination Date, Executive participates in any Company employee welfare benefit plan, Executive’s participation in such plan shall continue on the same terms and conditions, including the same co-payment terms, until 11:59 p.m. (Pacific Time) on the last day of the month in which the Termination Date occurs.

5.	In partial consideration of the Company providing Executive the payments and benefits set forth above and as a condition to receive such payments and benefits, which Executive acknowledges he is not otherwise entitled to receive, Executive freely and voluntarily enters into this Separation Agreement and Release and, by signing this Separation Agreement and Release, Executive, on his own behalf and on behalf of his heirs, beneficiaries, successors, representatives, trustees, administrators and assigns, hereby waives and releases the Company, and each of its past, present and future officers, directors, shareholders, employees, consultants, accountants, attorneys, agents, managers, insurers, sureties, parent and sister corporations, divisions, subsidiary corporations and entities, partners, joint venturers, affiliates, beneficiaries, successors, representatives and assigns, from any and all claims, demands, damages, debts, liabilities, controversies, obligations, actions or causes of action of any nature whatsoever, whether based on tort, statute, contract, indemnity, rescission or any other theory of recovery, including but not limited to claims arising under federal, state or local laws prohibiting discrimination in employment, including Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1870, as amended, claims of disability discrimination under the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended (“ADEA”), the Worker Adjustment and Retraining Notification Act (“WARN”), or claims growing out of any legal restrictions on the Company’s right to terminate its employees and whether for compensatory, punitive, equitable or other relief, whether known, unknown, suspected or unsuspected, against the Company, including without limitation claims which may have arisen or may in the future arise in connection with any event which occurred on or before the date of Executive’s execution of this Separation Agreement and Release. The provisions in this paragraph do not extend to any rights Executive may have to enforce the terms of this Agreement and are not intended to prohibit Executive from filing a claim for unemployment insurance.

6.	Executive expressly waives any right or claim of right to assert hereafter that any claim, demand, obligation and/or cause of action has, through ignorance, oversight or error, been omitted from the terms of this Separation Agreement and Release. Executive makes this waiver with full knowledge of his rights and with specific intent to release both his known and unknown claims, and therefore specifically waives the provisions of Section 1542 of the Civil Code of California or other similar provisions of any other applicable law, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Executive understands and acknowledges the significance and consequence of this Separation Agreement and Release and of such specific waiver of Section 1542, and expressly agrees that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, obligations and causes of action herein above specified.

7.	Executive shall not initiate or cause to be initiated against the Company any compliance review, suit, action, investigation or proceeding of any kind, or voluntarily participate in same, individually or as a representative, witness or member of a class, under contract, law or regulation, federal, state or local, pertaining to any matter related to his employment with the Company, unless Executive first cooperates in making his allegations known to the Company for the Company to take corrective action at a time and place designated by the Company. Executive represents and warrants that he has not, to date, initiated (or caused to be initiated) any such review, suit, action, investigation or proceeding; provided, however, that nothing in this Section 7 shall restrict Executive’s ability to challenge the validity of any release herein of ADEA claims nor to any suit or action brought by Executive to assert such a challenge. In addition, Executive shall, without further compensation, cooperate with and assist the Company in the investigation of, preparation for or defense of any actual or threatened third party claim, investigation or proceeding involving the Company or its predecessors or affiliates and arising from or relating to, in whole or in part, Executive’s employment with the Company or its predecessors or affiliates for which the Company requests Executive’s assistance, which cooperation and assistance shall include, but not be limited to, providing testimony and assisting in information and document gathering efforts. In this connection, it is agreed that the Company will use its reasonable best efforts to assure that any request for such cooperation will not unduly interfere with Executive’s other material business and personal obligations and commitments.

8.	Executive agrees he will return to the Company immediately upon termination any building keys, security passes or other access or identification cards and any Company property that was in his possession, including but not limited to any documents, credit cards, computer equipment, mobile phones or data files. Executive agrees to clear all expense accounts and pay all amounts owed on any corporate credit cards which the Company previously issued to Executive, subject to the Company’s obligation to reimburse Executive for any properly reimbursable business expenses in accordance with the Company’s expense policies and procedures then in effect.

9.	Executive shall not, without the Company’s written consent by an authorized representative, at any time prior or subsequent to the execution of this Separation Agreement and Release, disclose, use, remove or copy any confidential, trade secret or proprietary information he acquired during the course of his employment by the Company, including without limitation, any technical, actuarial, economic, financial, procurement, provider, customer, underwriting, contractual, managerial, marketing or other information of any type that has economic value in the business in which the Company is engaged, but not including any previously published information or other information generally in the public domain.

10.

In addition to any other part or term of this Separation Agreement and Release or the Employment Agreement, Executive agrees that he will not, (a) for a period of one (1) year from the date of this Agreement, irrespective of the reason for the termination, either directly or indirectly, on his own behalf or on behalf of any other person: (1) make known to any person, firm, corporation or other entity of any type, the names and addresses of any of the Company’s customers, enrollees or providers or any other information pertaining to them; or (2) disrupt, solicit or influence or attempt to solicit, disrupt or influence any of the Company’s customers, providers, vendors, agents or independent contractors with whom the Executive became acquainted during the course of employment or service for the purpose of terminating such a person’s or entity’s relationship with the Company or causing such a person or entity to associate with a competitor of the Company, and (b) for [a period of one (1) year] [the six (6) month period] following the Termination Date undertake any employment or activity prohibited by the Employment Agreement. The prohibitions of this paragraph are not intended to deny employment opportunities within the Executive’s field of employment but are limited only to those prohibitions necessary to protect the Company from unfair competition. In addition, Executive agrees that, for [a period of one (1) year] [the six (6) month period] following the Termination Date, he shall not, directly or indirectly solicit, interfere with, hire, offer to hire or induce any person, who is or was an employee of the Company or any of its affiliates at the time of such solicitation, interference, hiring, offering to hire or inducement, to discontinue his/her relationship with the Company or any of its affiliates or to accept employment by, or enter into a business relationship with, Executive or any other entity or person.

11.	Executive further agrees that, in exchange for the consideration set forth in Section 2 hereof, Executive shall not make any disparaging comments and/or statements to anyone either orally or in writing about the Company and/or its employees.

12.	Nothing contained herein shall be construed as an admission of any wrongful act, including but not limited to violation of any contract, express or implied, or any federal, state or local employment laws or regulations, and nothing contained herein shall be used for any purpose except in proceedings related to the enforcement of this Separation Agreement and Release.

13.	If any part or term of this Separation Agreement and Release is held invalid or unenforceable by any court or arbitrator, such invalidity or unenforceability shall not affect in any way the validity or enforceability of any other part or term of this Separation Agreement and Release. In addition, if any court of competent jurisdiction construes the covenants contained in Section 10 hereof, or any part thereof, to be unenforceable in any respect, the court may reduce the duration or scope to the extent necessary so that the provision is enforceable, and the provision, as reduced, shall then be enforceable.

14.	Executive agrees and acknowledges that this Separation Agreement and Release recites all payments and benefits Executive is entitled to receive hereunder and under the Employment Agreement, and that no other payments or benefits will be asserted or requested by Executive.

15.

The Executive acknowledges that he has had an opportunity to consult and be represented by counsel of his own choosing in the review of this Separation Agreement and Release, and that he has been advised by the Company to do so, that the Executive is fully aware of this Separation Agreement and Release and of its legal effect, that the preceding paragraphs recite the sole consideration for this Separation Agreement and Release, and that Executive enters into this Separation Agreement and Release freely, without coercion, and based on the Executive’s own judgment and not in reliance upon any representation or promise made by the other party, other than those contained herein. There may be no modification of the terms of this Separation Agreement and Release except in writing signed by the parties hereto including an appropriately authorized officer of the Company.

16.	This Separation Agreement and Release constitutes the full, complete and exclusive agreement between Executive and the Company with respect to the subject matters herein and supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied, with respect to the subject matters herein. This Separation Agreement and Release cannot be changed unless in writing, signed by Executive and an authorized officer of the Company.

17.	If there is any dispute between the Company and Executive over the terms or obligations under this Separation Agreement and Release, that dispute shall be resolved by binding arbitration before a single neutral arbitrator who shall be a retired judge. The arbitration shall proceed in accordance with the then-current rules of the Commercial American Arbitration Association to the extent not inconsistent with this Separation Agreement and Release. The judgment of the arbitrator shall be final, binding and nonappealable, and may be entered in any state or federal court having jurisdiction thereafter. The arbitrator shall be bound to apply and follow the applicable state or federal laws in reaching a decision in this matter. Any disagreement regarding whether a dispute is required to be arbitrated pursuant to this Separation Agreement and Release shall be decided by the arbitrator. The Federal Arbitration Act, 9 U.S.C. Sections 1-16, shall govern the interpretation and enforcement of this Section 17. The prevailing party will be entitled to recover reasonable attorney’s fees and costs incurred in any action to enforce or defend this Separation Agreement and Release.

18.	This Separation Agreement and Release shall be construed and governed by the laws of the State of Delaware.

EXECUTIVE ACKNOWLEDGES BY SIGNING BELOW that (i) Executive has not relied upon any representations, written or oral, not set forth in this Separation Agreement and Release; (ii) at the time Executive was given this Separation Agreement and Release Executive was informed in writing by the Company that (a) Executive had at least 21 days in which to consider whether Executive would sign the Separation Agreement and Release and (b) Executive should consult with an attorney before signing the Separation Agreement and Release; and (iii) Executive had an opportunity to consult with an attorney and either had such consultations or has freely decided to sign this Separation Agreement and Release without consulting an attorney.

Executive further acknowledges that he may revoke acceptance of this Separation Agreement and Release by delivering a letter of revocation within seven (7) days after the later of the dates set forth below addressed to: Health Net, Inc., Organization Effectiveness Department, 21650 Oxnard Street, Woodland Hills, California 91367, Attention: Karin Mayhew.

Finally, Executive acknowledges that he understands that this Separation Agreement and Release will not become effective until the eighth (8th) day following his signing this Separation Agreement and Release and that if Executive does not revoke his acceptance of the terms of this Separation Agreement and Release within the seven (7) day period following the date on which Executive signs this Separation Agreement and Release as set forth above, this Separation Agreement and Release will be binding and enforceable.

IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement and Release as of the dates set forth below.

Executive		Health Net, Inc.

By:	[EXHIBIT COPY]	By:	[EXHIBIT COPY]
	Name:		Name:
	Title:		Title:

Dated:	[TO BE INSERTED]	Dated:	[TO BE INSERTED]